Exhibit 10.8
Addendum to Employment Agreement

This Addendum dated February 28, 2006, to the Employment Agreement by and between IXI Mobile, Inc., a Delaware corporation (the “Corporation”) and Amit Haller (“Employee”) effective as of March 1, 2001 as amended on June 1, 2001 (“Addendum 1”) and as of January 1, 2006 (“Addendum 2”) (the “Employment Agreement”) is entered into by and between Company and Employee  (the “Addendum”).

Whereas:	Employee is employed by the Corporation as of March 1, 2001, pursuant to the Employment Agreement;

Whereas:
The parties have agreed that, as of the date of the closing of the contemplated merger transaction (the “Addendum Effective Date” and the “Closing”, respectively), among the Corporation, the Israel Technology Acquisition Corp., and the ITAC Acquisition Subsidiary Corp. (the “Group”) and subject thereto, the terms of the Employee’s employment shall be automatically modified and the Employment Agreement amended, in accordance with the terms set forth below.

Therefore, it is hereby stipulated and agreed between the parties as follows:

1.	The preface to this Addendum constitutes an indivisible and integral part thereof.

2.
Unless otherwise defined herein, the capitalized terms appearing herein shall have the meanings attributed to them in the Employment Agreement or, where so expressly indicated, in the Agreement and Plan of Merger entered into as of February 28, 2006 (the "Merger Agreement").

3.	As of the Addendum's Effective Date, the terms of Employee’s employment shall be modified and the Employment Agreement amended as follows:

3.1.
The Salary (as defined in Section 3.1 (a) of the Employment Agreement and as amended by Addendum 1 and thereafter by Addendum 2 to the Employment Agreement) shall be increased to the annual gross sum of US$250,000 (two hundred fifty thousand US dollars) payable in 12 monthly installments beginning with the monthly installment of the Salary payable for the month in which the Closing shall occur, with the aforesaid increase in the Salary being paid for said month on a pro-rata basis, for that portion of the month following the Closing.

3.2.	Annual Bonus

3.2.1.
In addition to the Salary, and commencing with the 2006 calendar year, the Employee shall be entitled to an annual bonus for each calendar year in which he was employed in a gross amount calculated as follows (the “Annual Bonus”):

A gross amount equal to 2% (two percent) of that portion of the Group’s net income (as such term is defined in Section 2.15 of the Merger Agreement) which exceeds the amount of the net income of the Group in the immediately preceding calendar year (the “Profit Increase”).

For the removal of doubt, it is hereby clarified that the baseline for the calculation of the Profit Increase for the 2006 calendar year shall be the net income of the Corporation in 2005 calendar year and if the financial statements of the Corporation for 2005 show no net income then the baseline amount shall be zero.

3.2.2.
The Annual Bonus shall be paid within five (5) Business Days following the filing of the Parent’s Annual Report on Form 10K with the Securities and Exchange Commission for the relevant year. Subject to the provisions of Section 3.4 of this Addendum, in the event of a termination of the Employment Agreement prior to completion of any calendar year and/or prior to the publication of the financial statements for a given calendar year, Employee shall be entitled to the proportionate share of the Annual Bonus and the Target Bonuses (based upon a calculation of the applicable bonus for the entire calendar year in which the Employment Agreement has been terminated), as the case may be, which shall be paid within the timeframe provided for in the Addendum.

3.3. Target Bonuses

Options

3.3.1. Immediately following the Closing, the Board of Directors of the Parent shall grant Employee options to purchase 750,000 shares of the Parent's Common Stock (the "Additional Options") which shall vest in accordance with the following terms:

3.3.1.1. Upon reaching the 2007 Net Profit Target (as defined in, and in accordance with the terms of, the Merger Agreement), an aggregate number of Additional Options shall vest equal to 150,000 multiplied by a fraction (A) the numerator of which shall be the excess of Parent’s net income of the calendar year ending December 31, 2007 over $15,000,000 and (B) the denominator of which shall be $10,000,000. In no event shall the fraction in the preceding sentence exceed one (1); any of the foregoing Additional Options which were not vested in accordance with the foregoing shall expire and be of no further effect; and

3.3.1.2. Upon reaching the 2008 Net Profit Target (as defined in, and in accordance with the terms of, the Merger Agreement) an aggregate number of Additional Options shall vest equal to 150,000 multiplied by a fraction (A) the numerator of which shall be the excess of Parent’s net income for the calendar year ending December 31, 2008 over $20,000,000 and (B) the denominator of which shall be $25,000,000. In no event shall the fraction in the preceding sentence exceed one (1); any of the foregoing Additional Options not vested in accordance with the foregoing shall expire and be of no further effect; and

3.3.1.3. 450,000 of the Additional Options, a third of which shall vest upon and be conditional upon achievement of each of the First Share Price Trigger (150,000 Additional Options), the Second Price Trigger (150,000 Additional Options), and the Third Price Trigger (150,000 Additional Options) (as each term is defined in, and in accordance with the terms of, the Merger Agreement). Provided, however, that the First Share Price Trigger, the Second Price Trigger, and the Third Price Trigger shall be deemed to have occurred only if such relevant Share Price shall have remained during any twenty (20) Trading Days during any thirty (30) consecutive Trading Day period at any time during the period commencing on the Closing and ending on the fourth anniversary thereof.. Upon the fourth anniversary from Closing, any Additional Options not vested in accordance with the foregoing shall expire and be of no further effect.

3.3.2. The foregoing vesting schedule shall be accelerated in every event where the Holders and the Derivative Holders (as such terms are defined in the Merger Agreement) shall be entitled to acceleration of the issuance of any Additional Shares (as such term is defined in the Merger Agreement).

3.3.3. The Additional Options shall be granted pursuant to the Parent’s US employee share option plan. The exercise price of the Additional Options shall be US$5.00 (five US dollars) per share of Parent’s Common Stock issuable upon such exercise.

Cash Bonuses

3.3.4. In addition to the Additional Options, Employee shall be entitled to the following cash bonuses:

3.3.4.1. a cash bonus in the gross amount of US $200,000 (two hundred thousand US dollars) upon achievement of the First Share Price Trigger during any twenty (20) Trading Days during any thirty (30) consecutive Trading Day period at any time during the period commencing on the Closing and ending on the fourth anniversary thereof (the “Share Price Bonus”).

3.3.4.2. a cash bonus of the gross amount of up to US$800,000 (eight hundred thousand US dollars) (“Second Bonus”) upon the Employee becoming entitled to the Share Price Bonus under 3.3.4.1 above and the occurrence of any one of the following conditions, as follows: (i) if the Parent receives funds upon the exercise of warrants outstanding on the date of the Merger Agreement to acquire shares of Parent Common Stock (“Parent Warrants”) of no less than US$ 45 million, the Employee shall be entitled to the full amount of the Second Bonus; (ii) if the Parent’s Board calls for the cashless exercise of the lower of (a) all outstanding Parent Warrants, or (b) 69% of the Parent Warrants, the Employee shall be entitled to the full amount of the Second Bonus; and (iii) if Parent receives proceeds from the exercise of Parent Warrants in the amount of less than US$45 million, then a proportionate amount of the Second Bonus shall be payable to Employee - the sum of which shall be calculated by multiplying the Second Bonus by a fraction, the numerator of which shall be the amount of such proceeds and the denominator of which shall be US$45 million. Sums payable under (iii) above shall be calculated and payable on a quarterly basis and shall be deemed on account of payments due under (i) and (ii) above. Under no event will the aggregate amount payable to Employee under this subsection 3.3.4.2 exceed US$800,000.

3.3.4.3. (a) cash bonuses in the gross amount of US $200,000 (two hundred thousand US dollars) each for the achievement of each of the (i) the Revenue Target (as defined in the Merger Agreement) during calendar year 2006; (ii) the Second Price Trigger; and (iii) the Third Price Trigger; (b) upon reaching the 2007 Net Profit Target, a cash bonus in the gross amount of US$200,000 (two hundred thousand US dollars) multiplied by a fraction (A) the numerator of which shall be the excess of Parent’s net income of the calendar year ending December 31, 2007 over $15,000,000 and (B) the denominator of which shall be $10,000,000. In no event shall the fraction in the preceding sentence exceed one (1); (c) upon reaching the 2008 Net Profit Target, a cash bonus in the gross amount of US$200,000 (two hundred thousand US dollars) multiplied by a fraction (A) the numerator of which shall be the excess of Parent’s net income for the calendar year ending December 31, 2008 over $20,000,000 and (B) the denominator of which shall be $25,000,000. In no event shall the fraction in the preceding sentence exceed one (1). The bonuses included in this Section shall be referred to herein as the “Target Bonuses”.

Provided, however that the Second Price Trigger, and the Third Price Trigger shall be deemed to have occurred only if such relevant Share Price shall have remained during any twenty (20) Trading Days during any thirty (30) consecutive Trading Day period at any time during the period commencing on the Closing and ending on the fourth anniversary thereof.

3.4. Section 2 of the Employment Agreement shall be deleted and a new Section 2 shall be inserted and shall read as follows:

2. TERM

Corporation and Employee may terminate this Agreement at any time and for any reason upon 90 days’ prior written notice to the other party (the “Termination Notice”).

In the event that (i) the Corporation terminates the Employment Agreement for any reason (including pursuant to Section 8.1(a) of the Employment Agreement) other than a termination by the Board for just cause pursuant to Section 8.1(b) of the Employment Agreement; or (ii) the Employee terminates the Employment Agreement for just cause pursuant to Section 8.1 (c) of the Employment Agreement, Employee shall be entitled to the following

(a) Salary and benefits set forth in sections 3.1(a) as amended in this Addendum; 3.1(b), 3.1(c), 3.1(d) and 3.1(e) under the Employment Agreement which would have been due to him in a twelve-month period following the furnishing of the Termination Notice (the “Severance Period”); and

(b) un-expired Additional Options not yet vested as of the effective date of termination shall not expire and shall vest upon triggering events set forth in Section 3.3.1, if applicable, even if those occur after termination; and

(c) immediate vesting upon the effective date of termination of all unvested Corporation Options and Corporation Shares (defined below);

(d) extension of the exercise period of all Corporation Options and all vested Additional Options to the full term of said options pursuant to the relevant share option plan in place with regard to said options, and in the absence of a provision in the share option plan in this regard, the full term of said options shall be 10 years or earlier upon so called "Change of Control" events as set forth in the Corporation's US Share Option Plan ("Plan"); upon a so called "Change of Control" event such Corporation Options and Additional Options shall be subject to adjustment/swap/early exercise in the same manner as other options subject to the Plan.

(e) Target Bonuses and Annual Bonuses which would have been due to him during the Severance Period; In the event that such Severance Period ends prior to completion of any calendar year and/or prior to the publication of the financial statements for a given calendar year, Employee shall be entitled to the proportionate share of the Annual Bonus and the Target Bonuses (based upon a calculation of the applicable bonus for the entire calendar year in which the Severance Period ends), as the case may be, which shall be paid within the timeframe provided for in the Addendum.

In addition to the foregoing, in the event that the First Share Price Trigger during any twenty (20) Trading Days during any thirty (30) consecutive Trading Day period is achieved following the effective date of termination but before the lapse of the fourth anniversary from Closing, the Corporation's obligation to pay Employee the Share Price Bonus and the Second Bonus shall survive said terminationand be payable upon the meeting of any of the conditions set forth in Sections 3.3.4.1 and 3.3.4.2 , as applicable.

For the avoidance of doubt the 90 day notice period set forth in the first paragraph of Section 2 shall overlap with the Severance Period.

3.5. In the event that (i) the Board of the Corporation terminates the Employment Agreement of the Employee for just cause pursuant to Section 8.1(b) of the Employment Agreement; or (ii) the Employee terminates the Employment Agreement other than for just cause pursuant to Section 8.1 (c) of the Employment Agreement, then Employee shall only be entitled to (a) Salary and benefits set forth in sections 3.1(a) as amended in this Addendum; 3.1(b), 3.1(c), 3.1(d) and 3.1(e) under the Employment Agreement and Annual Bonuses, Target Bonuses, Share Price Bonus, Second Bonus, and Additional Options (subject to vesting events and conditions precedent set forth in this Addendum ) which would have been due to him in a three-month period following the furnishing of the Termination Notice. Any Additional Options and Corporation Options vested prior to expiry of the three months period shall be exercisable no later than 6 months following such date or earlier upon so called "Change of Control" events as set forth in the Corporation's Plan; upon a so called "Change of Control" event such Corporation Options and Additional Options shall be subject to adjustment/swap/early exercise in the same manner as other options subject to the Plan.

3.6. Section 8.1 of the Employment Agreement shall be amended by deleting Sections 8.1 (d) and 8.1 (e) and replacing them with the following new Section 8.1 (d):

“(d) In the event of a termination of this Employment Agreement by either party pursuant to Section 2 of this Employment Agreement (as amended by Section 3.4 of the Addendum), during the notice period provided in said Section 2 Employee shall cooperate with the Corporation and use his best efforts to assist the integration into the Corporation’s organization of the person or persons who will assume the Employee’s responsibilities. During the aforesaid notice period the employer-employee relationship shall continue.”

3.7. Section 8.2 of the Employment Agreement shall be deleted.

3.8. Pre-Closing Shares

Immediately prior to the Closing, and as a bonus to Employee for his efforts in connection with the consummation of the transactions contemplated by the Merger Agreement, the Board of Directors of the Corporation shall issue to the Employee that number of shares of the Corporation's Common Stock, pursuant to the Corporation’s US Share Option Plan (the “Shares”) which, upon conversion to shares of Common Stock of the Parent shall equal 216,000 shares of the Parent's Common Stock (the “Shares”).

3.8.1.
With regard to shares of Common Stock in the Corporation (the “Corporation Shares”) and options to purchase Common Stock in the Corporation (the “Corporation Options”), presently held by Employee, Employee hereby waives any acceleration or other rights pertaining to any securities held by him which may be triggered by the merger transaction among the Group.

3.9.	Closing Bonus

Subject to the Closing, Employee shall be entitled to a one-time lump-sum bonus in the gross amount of US$220,000 (Two Hundred Twenty Thousand US dollars) payable immediately following the Closing (the “Closing Bonus”). Employee hereby irrevocably instructs the Corporation to deduct from the net amount of the Closing Bonus payable to Employee the full amount of the loan outstanding and owed by Employee to the Corporation, in the sum of US$110,000 (One Hundred Ten Thousand US dollars.

4. The provisions of this Addendum are subject to the Closing and are in amendment of the provisions of the Employment Agreement. In the event of an inconsistency between the provisions of the Employment Agreement and the provisions of this Addendum, the provisions of this Addendum shall prevail.

5. For the removal of doubt it is hereby clarified that, other than as specifically amended hereby, the provisions of the Employment Agreement shall remain in full force and effect.

6. Employee confirms that other than an outstanding debt owed to the Employee which, as of the date of signing this Addendum amounts to $8,334(eight thousand three hundred thirty four US dollars), and reimbursement of expenses in the ordinary course of business, the Corporation or any of its affiliated entities has no outstanding debts and liabilities to the Employee arising under any relationship with the Corporation preceding the signing date of this Addendum and that he has no claims, demands and requests from the Company for any such debts and liabilities. For the removal of doubt, it is hereby clarified that the foregoing confirmation does not apply to any debt or liability that may arise following the date of signing of this Addendum.

IN WITNESS WHEREOF, the parties hereto have hereby duly executed this Addendum on the day and year first set forth above.

IXI Mobile Inc.	/s/ Amit Haller
By: /s/ Gideon Barak	Amit Haller

We agree to the above:

/s/ Israel Frieder
Israel Technology Acquisition Corp.